Exhibit 10.1

AMICUS THERAPEUTICS, INC. RESTRICTED STOCK UNIT

DEFERRAL PLAN

Section 1.                                          Purpose:

By execution of the Adoption Agreement, the Employer has adopted the Plan set forth herein and in the Adoption Agreement, to provide a means by which certain Employees of the Employer may elect to defer Restricted Stock Units granted by the Employer pursuant this Plan and the Adoption Agreement. The Plan is intended to comply with the provisions of Section 409A of the Internal Revenue Code (the “Code”). Pursuant to the terms of the Plan, eligible Employees of the Employer may elect to defer the receipt of Restricted Stock Units as granted pursuant to the terms of the Equity Plan.  The deferral provisions of the Plan relating to the deferral of Restricted Stock Units are unfunded and maintained primarily for the purpose of providing a select group of management or highly compensated employees the opportunity to defer the receipt of compensation otherwise payable to such eligible employees in accordance with the terms of the Plan. Notwithstanding any other provision of this Plan, this Plan shall be interpreted, operated and administered in a manner consistent with these intentions.

Section 2.                                          Definitions:

As used in the Plan, including this Section 2, references to one gender shall include the other, unless otherwise indicated by the context:

2.1                               “Active Participant” means, with respect to any day or date, a Participant who is in Service on such day or date; provided, that a Participant shall cease to be an Active Participant (i) immediately upon a determination by the Committee that the Participant has incurred a Separation of Service, or (ii) at the end of the Plan Year that the Committee determines the Participant no longer meets the eligibility requirements of the Plan.

2.2                               “Adoption Agreement” means the written agreement pursuant to which the Employer adopts the Plan. The Adoption Agreement is a part of the Plan as applied to the Employer.

2.3                               “Beneficiary” means the person, persons, entity or entities designated or determined pursuant to the provisions of Section 13 of the Plan.

2.4                               “Board” means the Board of Directors of the Company, if the Company is a corporation. If the Company is not a corporation, “Board” shall mean the Company.

2.5                               “Change in Control” means “Change of Control” as such term is defined in the Equity Plan, provided that no such event would be a Change in Control hereunder, unless such event would also be an event described in Section 409A(a)(2)(A)(v) of the Code (or any successor provision thereto) and the regulations thereunder.

2.6                               “Committee” means the persons or entity designated in the Adoption Agreement to administer the Plan.  If the Committee designated in the Adoption Agreement is unable to serve, the Employer shall satisfy the duties of the Committee provided for in Section 9.

2.7                               “Company” means the company designated in the Adoption Agreement as such.

2.8                               “Common Stock” means common stock, par value $0.01 per share, of the Company.

2.9                               “Crediting Date” means the date of crediting of each Restricted Stock Unit to the Restricted Stock Unit Account of a Participant based on the Elections of such Participant.

2.10                        “Disabled” means Disabled within the meaning of Section 409A of the Code and the regulations thereunder.  Generally, this means that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering Employees of the Employer.

2.11                        “Distribution Date” means the date elected by the Participant to receive a distribution for each deferred Restricted Stock Unit as allowed by the Employer in the Adoption Agreement.  The elected Distribution Date shall be no earlier than the Vesting Date and no later than the number of years allowed by the Employer in the Adoption Agreement additionally, the Distribution Date may be any Qualifying Distribution Event.

2.12                        “Effective Date” shall be the date designated in the Adoption Agreement.

2.13                        “Election” means, as applicable, an Initial Election or a Subsequent Election.

2.14                        “Employee” means an individual in the Service of the Employer if the relationship between the individual and the Employer is the legal relationship of employer and employee.

2.15                        “Employer” means the Company, as identified in the Adoption Agreement, and any Participating Employer which adopts this Plan. An Employer may be a corporation, a limited liability company, a partnership or sole proprietorship.

2.16                        “Equity Plan” means the Amended and Restated Amicus Therapeutics, Inc. 2007 Equity Incentive Plan, as it may be amended or amended and restated from time to time.

2.17                        “Hardship” means an “unforeseeable emergency,” as defined in Section 409A of the Code.  The Committee shall determine whether the circumstances of the Participant constitute an unforeseeable emergency and thus a Hardship within the meaning of this definition.  Following a uniform procedure, the Committee’s determination shall consider any facts or conditions deemed necessary or advisable by the Committee, and the Participant shall be required to submit any evidence of the Participant’s circumstances that the Committee requires.  The determination as to whether the Participant’s circumstances are a case of Hardship shall be based on the facts of each case; provided however, that all determinations as to Hardship shall be uniformly and consistently made according to the provisions of this Section for all Participants in similar circumstances.

2.18                    “Initial Election” means a written election on a form provided by the Committee, pursuant to which a Participant:  (i) elects, within the time or times specified in Section 4, to defer the Distribution Date of shares of Common Stock issuable with respect to Restricted Stock Units and (ii) designates the Distribution Date of such Shares.

2.19                        “Participant” means with respect to any Plan Year an Employee who has been designated by the Committee as a Participant and who has entered the Plan or who has a Restricted Stock Unit Account under the Plan.

2.20                        “Participating Employer” means any trade or business (whether or not incorporated) which adopts this Plan with the consent of the Company identified in the Adoption Agreement.

2.21                        “Plan” means the Amicus Therapeutics, Inc. Restricted Stock Unit Deferral Plan, as herein set out and as set out in the Adoption Agreement, or as duly amended.

2.22                        “Plan-Approved Domestic Relations Order” shall mean a judgment, decree, or order (including the approval of a settlement agreement) which is:

2.22.1              Issued pursuant to a State’s domestic relations law;

2.22.2              Relates to the provision of child support, alimony payments or marital property rights to a Spouse, former Spouse, child or other dependent of the Participant;

2.22.3              Creates or recognizes the right of a Spouse, former Spouse, child or other dependent of the Participant to receive all or a portion of the Participant’s benefits under the Plan;

2.22.4              Requires payment to such person of their interest in the Participant’s benefits at a specified date in a lump sum payment; and

2.22.5              Meets such other requirements established by the Committee.

2.23                        “Plan Year” means the twelve-month period ending on the last day of the month designated in the Adoption Agreement; provided that the initial Plan Year may have fewer than twelve months.

2.24                        “Qualifying Distribution Event” means (i) a Participant’s Separation from Service, (ii) the Vesting Date,  or, if later, the Distribution Date, if applicable, (iv) the date a Participant becomes Disabled or (v) the date of the Participant’s death.

2.25                        “Restricted Stock Unit Account” means the account maintained with respect to each Participant under the Plan, containing the deferred Restricted Stock Units. The Restricted Stock Unit Account shall be credited in accordance with the rules in effect under Section 8.

2.26                        “Restricted Stock Units” means rights granted pursuant to the Equity Plan to receive shares of Common Stock at the close of a restriction period.

2.27                        “Separation from Service” or “Separates from Service” means a “separation from service” within the meaning of Section 409A of the Code.

2.28                        “Service” means employment by the Employer as an Employee. For purposes of the Plan, the employment relationship is treated as continuing intact while the Employee is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as the Employee’s right to reemployment is provided either by statute or contract.

2.29                        “Specified Employee” means an employee who meets the requirements for key employee treatment under Section 416(i)(l)(A)(i), (ii) or (iii) of the Code (applied in accordance with the regulations thereunder and without regard to Section 416(i)(5) of the Code) at any time during the twelve month period ending on December 31 of each year (the “identification date”).  If the person is a key employee as of any identification date, the person is treated as a Specified Employee for the twelve-month period beginning on the first day of the fourth month following the identification date.  Unless binding corporate action is taken to establish different rules for determining Specified Employees for all plans of the Company and its controlled group members that are subject to Section 409A of the Code, the foregoing rules and the other default rules under the regulations of Section 409A of the Code shall apply.

2.30                        “Spouse” or ‘‘Surviving Spouse” means, except as otherwise provided in the Plan, a person who is the legally married spouse or surviving spouse of a Participant.

2.31                        “Subsequent Election” means a written election on a form provided by the Committee, filed with the Committee in accordance with Section 4, pursuant to which a Participant:  (i) elects, within the time or times specified in Section 4, to further defer the distribution date of shares of Common Stock issuable with respect to Restricted Stock Units; and (ii) designates the Distribution Date of such Shares.

2.33                        “Vesting Date” means the date that the Restricted Stock Units would have vested and been delivered absent any Election.

Section 3.                                          Participation:

The Committee in its discretion shall designate each Employee who is eligible to participate in the Plan. A Participant whose Service with the Employer ends and who later returns to Service will not be an Active Participant under the Plan except upon satisfaction of such terms and conditions as the Committee shall establish upon the Participant’s return to Service, whether or not the Participant shall have a balance remaining in the Restricted Stock Unit Account under the Plan on the date of the return to Service.

Section 4.                                          Restricted Stock Unit Elections:

4.1                               Deferral Opportunity.  A Participant may elect to defer the receipt of shares of Common Stock that would otherwise be issuable with respect to unvested Restricted Stock Units, as provided by the Committee, consistent with this Section 4.

4.2                               Initial Election.  Each Participant shall have the right to defer the receipt of some or all of the Shares issuable with respect to Restricted Stock Units by filing an Initial Election to defer the receipt of such award on a form provided by the Committee for this purpose.  A Participant’s Initial Election must also include a proper Distribution Date on which the Restricted Stock Units will be delivered.

4.2.1                     Deadline for Initial Election.  Except as otherwise provided under Section 4.2.2, no Initial Election to defer the receipt of shares of Common Stock issuable with respect to Restricted Stock Units shall be effective unless it is filed with the Committee on or before the 30th day following the date such Restricted Stock Units are granted and 12 or more months in advance of the date Vesting Date applicable to the Restricted Stock Units.  Any such election will be irrevocable on the 30th day after grant of the award the Restricted Stock Units.

4.2.2                     Annual Elections.  Participants may make Elections with respect to grants of Restricted Stock Units that may be made in the Plan Year following the Plan Year in which the Restricted Stock Units are granted.  Such Election must be made by December 31 of the Plan Year prior to the Plan Year in which the Restricted Stock Units are to be granted and will be irrevocable on as of such December 31st for the following Plan Year.  Such annual elections will only apply to the next Plan Year and a new annual election, if so desired by the Participant must be made for each subsequent year.

4.2.3                     Effect of Failure of Vesting Date to Occur.  An Election shall be null and void if the Restricted Stock Units with respect to which such Election was made does not occur before the Vesting Date of such Restricted Stock Units identified in such Election.

4.3                               Restricted Stock Unit Account.  All Restricted Stock Units once vested pursuant to the terms of the Restricted Stock Unit grant made under the Equity Plan and deferred pursuant to a valid Election hereunder shall be credited to the Restricted Stock Unit Account of the Participant as provided in Section 8.

4.4                               Subsequent Election.  Each Participant who has previously made an Initial Election, or who, pursuant to this Section 4.4 has made a Subsequent Election in either case to defer the Distribution Date for shares of Common Stock issuable with respect to Restricted Stock Units, may elect to defer (or re-defer) the Distribution Date for a minimum of five years from the previously-elected distribution date, by filing a Subsequent Election with the Committee on or before the close of business at least one year before the date on which the Distribution Date would otherwise occur (any such Subsequent Election, in accordance with the rules under Section 409A of the Code will not be effective until the one year anniversary of the date the Subsequent Election is made.

Section 5.                                          Vesting:

A Participant shall become vested in amounts credited to his or her Restricted Stock Unit Account in accordance with the vesting schedule and provisions designated by the Employer in the Adoption Agreement.  Except as otherwise provided in the Adoption Agreement, if a Participant’s Restricted Stock Unit Account is not fully vested upon the Participant’s termination of Service, the portion of the Restricted Stock Unit Account that is not fully vested shall thereupon be forfeited.

Section 6.                                          Qualifying Distribution Events:

6.1                               Payment of the amounts in a vested Restricted Stock Unit Account (and related earnings) shall be paid to the Participant (or in the event of his death, to his Beneficiary) by the

Employer, in accordance with Section 7, on the first to occur of:  (i) a Participant’s Separation from Service, (ii) the later of the Vesting Date or the Distribution Date, if applicable, (iii) a Participant’s Disability, or (iv) a Participant’s death.

6.2                               Notwithstanding the terms of an Initial Election or Subsequent Election, if, at the Participant’s request, the Committee determines that the Participant has incurred a Hardship, the Committee may, in its discretion, authorize the immediate distribution of all or any portion of the Participant’s Account.

Section 7.                                          Distribution Rules:

7.1                               Payments.  All payments or distributions will be made in the form of a lump sum of shares of Common Stock (provided however, that the Committee, in its sole discretion, may make such distribution in cash equal to the “Market Value” of such shares, as such term is defined in the Equity Plan).  If shares of Common Stock are used to make a distribution, such shares shall be distributed from the Equity Plan.

7.2                               Timing of Payments.  Payment shall be made as soon as practicable after (but no later than 60 days after) the date of the applicable Qualifying Distribution Event. A payment may be further delayed to the extent permitted in accordance with regulations and guidance under Section 409A of the Code. Notwithstanding the foregoing, no distribution upon a Separation from Service shall be made earlier than six months after the date of Separation from Service (or, if earlier, the date of death) with respect to a Participant who as of the date of Separation from Service is a Specified Employee of a corporation (or a member of such corporation’s controlled group) the stock in which is traded on an established securities market or otherwise. Any payments to which such Specified Employee would be entitled during the first six months following the date of Separation from Service shall be accumulated and paid on the first day of the seventh calendar month following the date of Separation from Service.

7.3                               Acceleration Prohibited. The acceleration of the time or schedule of any payment due under the Plan is prohibited except as expressly provided in regulations and administrative guidance promulgated under Section 409A of the Code (such as accelerations for domestic relations orders and employment taxes).

Section 8.                                      Accounts; Deemed Investment; Adjustments to Account:

8.1                               Accounts. The Committee shall establish a book reserve account, entitled the “ Restricted Stock Unit Account,” on behalf of each Participant. The amount credited to the Restricted Stock Unit Account as of a Crediting Date shall be adjusted pursuant to the provisions of Section 8.3.

8.2                               Restricted Stock Unit Account. The Restricted Stock Unit Account of a Participant shall be established for each Participant who makes an Election.  Restricted Stock Units shall be credited to the Restricted Stock Unit Account as of the date an Election becomes effective.  Each Restricted Stock Unit will represent a hypothetical share of Common Stock credited to the Restricted Stock Unit Account in lieu of delivery of the shares of Common Stock to which the Election applies.

8.3                               Adjustments to Restricted Stock Unit Account. With respect to each Participant who has a Restricted Stock Unit Account under the Plan, the amount credited to such account shall be equal to one share of Common Stock for each Restricted Stock Unit so deferred.  The Restricted Stock Unit Account will be adjusted (i) as may be deemed necessary by the Committee in accordance with Section 8.1 of the Equity Plan or (ii) for dividends declared on the shares of Common Stock underlying each Restricted Stock Unit in the Restricted Stock Unit

Account, such dividends shall be deemed reinvested into additional Restricted Stock Units and would be credited back into the Participant’s Restricted Stock Unit Account (any such additional shares of Common Stock so credited to a Participant Restricted Stock Unit Account due to dividends will be offset against the share reserve remaining under the Equity Plan).  The amount of such deemed investment gain or loss shall be determined by the Committee and such determination shall be final and conclusive upon all concerned.

Section 9.                                          Administration by Committee:

9.1                               Membership of Committee. If the Committee consists of individuals appointed by the Board, they will serve at the pleasure of the Board. Any member of the Committee may resign, and his successor, if any, shall be appointed by the Board.

9.2                               General Administration.  The Committee shall be responsible for the operation and administration of the Plan and for carrying out its provisions.  The Committee shall have the full authority and discretion to make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan and decide or resolve any and all questions, including interpretations of this Plan, as may arise in connection with this Plan.  Any such action taken by the Committee shall be final and conclusive on any party.  To the extent the Committee has been granted discretionary authority under the Plan, the Committee’s prior exercise of such authority shall not obligate it to exercise its authority in a like fashion thereafter.  The Committee shall be entitled to rely conclusively upon all tables, valuations, certificates, opinions and reports furnished by any actuary, accountant, controller, counsel or other person employed or engaged by the Employer with respect to the Plan.  The Committee may, from time to time, employ agents and delegate to such agents, including employees of the Employer, such administrative or other duties as it sees fit.

9.3                               Indemnification.  To the extent not covered by insurance, the Employer shall indemnify the Committee, each employee, officer, director, and agent of the Employer, and all persons formerly serving in such capacities, against any and all liabilities or expenses, including all legal fees relating thereto, arising in connection with the exercise of their duties and responsibilities with respect to the Plan, provided however that the Employer shall not indemnify any person for liabilities or expenses due to that person’s own gross negligence or willful misconduct.

Section 10.                                   Contractual Liability:

Unless otherwise elected in the Adoption Agreement, the Company shall be obligated to make all payments hereunder. This obligation shall constitute a contractual liability of the Company to the Participants, and such payments shall be made from the general funds of the Company.  The Company shall not be required to establish or maintain any special or separate fund, or otherwise to segregate assets to assure that such payments shall be made, and the Participants shall not have any interest in any particular assets of the Company by reason of its obligations hereunder. To the extent that any person acquires a right to receive payment from the Company, such right shall be no greater than the right of an unsecured creditor of the Company, and shall not have a secured or preferred position with respect to such obligation.  Nothing contained in the Plan shall be deemed to create an escrow, trust, custodial account or fiduciary relationship of any kind.

Section 11.                                   Allocation of Responsibilities:

The persons responsible for the Plan and the duties and responsibilities allocated to each are as follows:

11.1                        Board.

(i)                                     To amend the Plan;

(ii)                                  To appoint and remove members of the Committee; and

(iii)                               To terminate the Plan as permitted in Section 14.

11.2                        Committee.

(i)                                     To designate Participants;

(ii)                                  To interpret the provisions of the Plan and to determine the rights of the Participants under the Plan;

(iii)                               To administer the Plan in accordance with its terms, except to the extent powers to administer the Plan are specifically delegated to another person or persons as provided in the Plan;

(iv)                              To account for the amount credited to the Restricted Stock Unit Account of a Participant;

(v)                                 To direct the Employer in the payment of benefits;

(vi)                              To file such reports as may be required with the United States Department of Labor, the Internal Revenue Service and any other government agency to which reports may be required to be submitted from time to time; and

(vii)                           To administer dispute resolution to the extent provided in Section 16.

Section 12.                                   Benefits Not Assignable; Facility of Payments:

12.1                        Benefits Not Assignable. No portion of any benefit credited or paid under the Plan with respect to any Participant shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt so to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge the same shall be void, nor shall any portion of such benefit be in any manner payable to any assignee, receiver or any one trustee, or be liable for his debts, contracts, liabilities, engagements or torts.

12.2                        Plan-Approved Domestic Relations Orders. The Committee shall establish procedures for determining whether an order directed to the Plan is a Plan-Approved Domestic Relations Order.  If the Committee determines that an order is a Plan-Approved Domestic

Relations Order, the Committee shall cause the payment of amounts pursuant to or segregate a separate account as provided by (and to prevent any payment or act which might be inconsistent with) the Plan-Approved Domestic Relations Order.

12.3                        Payments to Minors and Others. If any individual entitled to receive a payment under the Plan shall be physically, mentally or legally incapable of receiving or acknowledging receipt of such payment, the Committee, upon the receipt of satisfactory evidence of his incapacity and satisfactory evidence that another person or institution is maintaining him and that no guardian or committee has been appointed for him, may cause any payment otherwise payable to him to be made to such person or institution so maintaining him. Payment to such person or institution shall be in full satisfaction of all claims by or through the Participant to the extent of the amount thereof.

Section 13.                                   Beneficiary:

The Participant’s beneficiary shall be the person, persons, entity or entities designated by the Participant on the beneficiary designation form provided by and filed with the Committee or its designee. If the Participant does not designate a beneficiary, the beneficiary shall be his Surviving Spouse. If the Participant does not designate a beneficiary and has no Surviving Spouse, the beneficiary shall be the Participant’s estate. The designation of a beneficiary may be changed or revoked only by filing a new beneficiary designation form with the Committee or its designee. If a beneficiary (the “primary beneficiary”) is receiving or is entitled to receive payments under the Plan and dies before receiving all of the payments due him, the balance to which he is entitled shall be paid to the contingent beneficiary, if any, named in the Participant’s current beneficiary designation form. If there is no contingent beneficiary, the balance shall be paid to the estate of the primary beneficiary. Any beneficiary may disclaim all or any part of any benefit to which such beneficiary shall be entitled hereunder by filing a written disclaimer with the Committee before payment of such benefit is to be made. Such a disclaimer shall be made in a form satisfactory to the Committee and shall be irrevocable when filed. Any benefit disclaimed shall be payable from the Plan in the same manner as if the beneficiary who filed the disclaimer had predeceased the Participant.

Section 14.                                   Amendment and Termination of Plan:

14.1                        Amendment and Termination.                      The Company may amend any provision of the Plan or terminate the Plan at any time; provided, that in no event shall such amendment or termination reduce the balance in any Participant’s Restricted Stock Unit Account as of the date of such amendment or termination, nor shall any such amendment affect the terms of the Plan relating to the payment of such Restricted Stock Unit Account. Notwithstanding the foregoing, the following special provisions shall apply:

Except as otherwise provided in Sections 14.2, the Company in its discretion may terminate the Plan and distribute benefits to Participants subject to the following requirements and any others specified under Section 409A of the Code:

14.1.1              All arrangements sponsored by the Employer that would be aggregated with the Plan under Section 1.409A-l(c) of the Treasury Regulations are terminated.

14.1.2              No payments other than payments that would be payable under the terms of the Plan if the termination had not occurred are made within 12 months of the termination date.

14.1.3  All benefits under the Plan are paid within 24 months of the termination date.

14.1.4  The Employer does not adopt a new arrangement that would be aggregated with the Plan under Section 1.409A-1(c) of the Treasury Regulations providing for the deferral of compensation at any time within 3 years following the date of termination of the Plan.

14.1.5  The termination does not occur proximate to a downturn in the financial health of the Employer.

14.2                        Termination Upon Change in Control Event. If the Company terminates the Plan within thirty days preceding or twelve months following a Change in Control, the vested portion of the Restricted Stock Unit Account of each Participant shall be payable to the Participant in a lump sum within twelve months following the date of termination, subject to the requirements of Section 409A of the Code.

Section 15.                                   Communication to Participants:

The Employer shall make a copy of the Plan available for inspection by Participants and their beneficiaries during reasonable hours at the principal office of the Employer.

Section 16.                                   Dispute Resolution:

In the event that there is any dispute between the Employer and a Participant regarding the Plan or any of its terms, the Employer and the Participant shall try in good faith to first resolve all such disputes as set forth below.

Confidential Discussions.  The Employer and the Participant agree that all discussions and communications during the dispute resolution process will be, and will remain, confidential to the fullest extent allowed by applicable law.  The Employer and the Participant agree to treat all such discussions and communications as compromise and settlement negotiations for the purposes of any rules of evidence.

Negotiation.  If the Employer and the Participant cannot resolve a dispute in the ordinary course of business, the party claiming a grievance against the other shall give the other notice of that grievance in writing, stating the nature of the grievance and the relevant facts, including documentation, and referring to this section.  The other party will then have 15 days to make a complete, written response in a notice to the other.  The Committee and the Participant will meet to discuss the dispute.  If practicable and mutually desirable, they will meet in person.  If the dispute remains unresolved for any reason after 60 calendar days following the mailing of the response, the Employer and the Participant will then proceed to mediation.

Mediation.  The Employer and the Participant will, as soon as commercially reasonable after the 60 day period referred to under negotiation, above, initiate the mediation process and endeavor in good faith to settle their dispute by mediation.  Unless the Employer and the Participant agree to the contrary, the mediation will conform to the then current Mediation

Rules for Commercial Financial Disputes of the American Arbitration Association or such similar organization as they may agree.  If they cannot agree on a neutral mediator, one will be appointed by the American Arbitration Association in accordance with its mediation rules.  Mediation will occur within 60 days of the initiation of the mediation process.  The Employer and the Participant will share equally in the fees and expenses of the mediator and the cost of the facilities used for the mediation, but will otherwise bear their respective costs incurred in connection with the mediation.  The mediation shall be non-binding.  If the dispute remains unresolved for any reason after the completion of the mediation process, the dispute will then proceed to arbitration.

Arbitration.  If a dispute is to be resolved by arbitration, the arbitration proceeding will take place in Cranbury, NJ, unless the Employer and the Participant agree to the contrary.  The arbitration will be governed by the Federal Arbitration Act.

Section 17.                                   Miscellaneous Provisions:

17.1                        Notices. Each Participant who is not in Service and each Beneficiary shall be responsible for furnishing the Committee or its designee with his current address for the mailing of notices and benefit payments. Any notice required or permitted to be given to such Participant or Beneficiary shall be deemed given if directed to such address and mailed by regular United States mail, first class, postage prepaid.  This provision shall not be construed as requiring the mailing of any notice or notification otherwise permitted to be given by posting or by other publication.

17.2                        Lost Distributees. A benefit shall be deemed forfeited if the Committee is unable to locate the Participant or Beneficiary to whom payment is due on or before the fifth anniversary of the date payment is to be made or commence.

17.3                        Reliance on Data. The Employer and the Committee shall have the right to rely on any data provided by the Participant or by any Beneficiary. Representations of such data shall be binding upon any party seeking to claim a benefit through a Participant, and the Employer and the Committee shall have no obligation to inquire into the accuracy of any representation made at any time by a Participant or Beneficiary.

17.4                        Headings. The headings and subheadings of the Plan have been inserted for convenience of reference and are to be ignored in any construction of the provisions hereof.

17.5                        Continuation of Employment. The establishment of the Plan shall not be construed as conferring any legal or other rights upon any Employee or any persons for continuation of employment, nor shall it interfere with the right of the Employer to discharge any Employee or to deal with him without regard to the effect thereof under the Plan.

17.6                        Merger or Consolidation; Assumption of Plan. No Employer shall consolidate or merge into or with another corporation or entity, or transfer all or substantially all of its assets to another corporation, partnership, trust or other entity (a “Successor Entity”) unless such Successor Entity shall assume the rights, obligations and liabilities of the Employer under the Plan and upon such assumption, the Successor Entity shall become obligated to perform the terms and conditions of the Plan. Nothing herein shall prohibit the assumption of the obligations and liabilities of the Employer under the Plan by any Successor Entity.

17.7                        Construction. The Employer shall designate in the Adoption Agreement the state according to whose laws the provisions of the Plan shall be construed and enforced, except to the extent that such laws are superseded by applicable requirements of the Code.

17.8                        Taxes. The Employer or other payor may withhold a benefit payment under the Plan or a Participant’s wages, or the Employer may reduce a Participant’s Restricted Stock Unit Account balance, in order to meet any federal, state, or local or employment tax withholding obligations with respect to Plan benefits, as permitted under Section 409A of the Code. Additionally, a Participant may elect in accordance with Section 9.7 of the Equity Plan to have shares of Common Stock withheld to satisfy any tax obligation.  The Employer or other payor shall report Plan payments and other Plan-related information to the appropriate governmental agencies as required under applicable laws.

THE AMICUS THERAPEUTICS, INC. RESTRICTED STOCK UNIT

DEFERRAL PLAN

ADOPTION AGREEMENT

THIS AGREEMENT is the adoption by AMICUS THERAPEUTICS, INC. (the “Company”) of the Amicus Therapeutics, Inc. Restricted Stock Unit Deferral Plan (“Plan”).

W I T N E S S E T H:

WHEREAS, the Company desires to adopt the Plan as an unfunded plan maintained primarily for the purpose of providing a select group of management or highly compensated employees the opportunity to defer the receipt of compensation otherwise payable to such eligible employees in accordance with the terms of the Plan, and therefore is intended to be exempt from the Employee Retirement Income Security Act of 1974 (“ERISA”); and

WHEREAS, the provisions of the Plan are intended to comply with the requirements of Section 409A of the Internal Revenue Code and the regulations thereunder; and

WHEREAS, the Company has been advised by Principal Life Insurance Company to obtain legal and tax advice from its professional advisors before adopting the Plan,

NOW, THEREFORE, the Company hereby adopts the Plan in accordance with the terms and conditions set forth in this Adoption Agreement:

ARTICLE I

Terms used in this Adoption Agreement shall have the same meaning as in the Plan, unless some other meaning is expressly herein set forth. The Employer hereby represents and warrants that the Plan has been adopted by the Employer upon proper authorization and the Employer hereby elects to adopt the Plan for the benefit of its Participants as referred to in the Plan. By the execution of this Adoption Agreement, the Employer hereby agrees to be bound by the terms of the Plan.

ARTICLE II

The Employer hereby makes the following designations or elections for the purpose of the Plan:

2.7                               Committee:                              The duties of the Committee set forth in the Plan shall be satisfied by:

(a)                                 Company

(b)                                 The administrative committee appointed by the Board to serve at the pleasure of the Board.

(c)                                  Board.

XX                              (d)                                 Other (specify): The Company’s Compensation Committee.

2.12                        Effective Date:

XX                              (a)                                 This is a newly-established Plan, and the Effective Date of the Plan is April 8, 2014

(b)                                 This is an amendment and restatement of a plan named                                with an effective date of                               .

The Effective Date of this amended and restated Plan is                                   .

This is amendment number                                     .

2.18                        Participating Employer(s): As of the Effective Date, the following Participating Employer(s) are parties to the Plan:

Name of Employer	Address	Telephone No.	EIN
Amicus Therapeutics, Inc.	1 Cedar Brook Drive	609-662-2000	71-0869350
Cranbury, NJ 08512

2.19                        Plan: The name of the Plan is

Amicus Therapeutics, Inc. Restricted Stock Unit Deferral Plan

2.21                        Plan Year: The Plan Year shall end each year on the last day of the month of     December.

2.25                        Seniority Age:  For vesting purposes, the Seniority Age of a Participant shall be:

(a)                                 Attaining age       .

(b)                                 Attaining age          with            years of Service with the Employer.

(c)                                  Attaining        years of Service with the Employer.

(d)                                 Other:                                                                           .

XX                              (e)                                  Not applicable - Seniority Age does not apply to vesting.

4.1                               Restricted Stock Unit Account: Credits will be made in the following manner:

The Employer may make credits to the Restricted Stock Unit Account of each Active Participant in an amount determined as follows:

XX                              (i)            An amount determined each Plan Year by the Employer (based on the deferral elections made by Participants in accordance with the Plan).

(ii)                                  As specified in Appendix        of the Adoption Agreement.

5.                                      Vesting:

(1)  Each Restricted Stock Unit (and related earnings) shall vest based on the Service of a Participant from the grant date.  Each Restricted Stock Unit shall vest upon:

XX                              (a)                                 For initial Grants: 50% shall vest on the 13th month following the grant date.

XX                              (b)                                 For subsequent Grants: upon the vesting schedule set forth in a Restricted Stock Unit Agreement.

(2)  In addition, an Active Participant shall be fully vested in all Employer Credits (and related earnings) made to the Bonus Account upon the first to occur of the selected following events:

(a)                                 Seniority Age as specified in Section 2.25.

XX                              (b)                                 Death.

XX                              (c)                                  Participant becomes Disabled.

XX                              (d)                                 Change in Control.

(e)                                  Not applicable.  Vesting only occurs according to Section 5(1) of this Adoption Agreement.

6.                                      Vesting Date:  The Vesting Date for each Restricted Stock Unit credited to a Participant’s Account shall be:

XX                              (a)                                 The date each Restricted Stock Unit would vest as specified in Section 5(1) of this Adoption Agreement, notwithstanding any earlier vesting event as selected in Section 5(2) of this Adoption Agreement.

(b)                                         years after each Employer Credit would vest as selected in Section 5(1) of this Adoption Agreement, notwithstanding any earlier vesting event as selected in Section 5(2) of this Adoption Agreement.  In no case shall the Scheduled Payment Date be later than 10 years after the original Crediting Date of each Employer Credit.

7.4                               Deferral Date:

XX                              (a)                                 A Participant may elect a Distribution Date.  In no case may the Distribution Date be earlier than the Vesting Date.  Any selected Distribution Date is subject to the mandatory distributions upon certain event is Section 7.4 of the Plan.

(b)                                 A Participant is not permitted to elect a Deferral Date.

10.                               Contractual Liability: Liability for payments under the Plan shall be the responsibility of the:

XX                              (a)                                 Company.

(b)                                 Employer or Participating Employer who employed the Participant when amounts were credited.

14.                               Amendment and Termination of Plan: Notwithstanding any provision in this Adoption Agreement or the Plan to the contrary, Section              of the Plan shall be amended to read as provided in attached Exhibit                           .

XX                              There are no amendments to the Plan.

17.9                        Construction: The provisions of the Plan shall be construed and enforced according to the laws of the State of New Jersey, except to the extent that such laws are superseded by the applicable provisions of the Code.

IN WITNESS WHEREOF, this Agreement has been executed as of the day and year stated below.

AMICUS THERAPEUTICS, INC.
Name of Employer

By:	/s/ William D. Baird III
Authorized Person
Date:	April 8, 2014

The Plan is adopted by the following Participating Employers:

AMICUS THERAPEUTICS, INC.
Name of Employer

By:	/s/ William D. Baird III
Authorized Person
Date:	April 8, 2014